EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

April 29, 2008

USEC Reports First Quarter 2008 Results

•	First quarter net income of $4.4 million is in line with expectations

•	Revenue totals $343 million, reflecting timing of orders based on 18-to-24-month refueling cycles

•	Net income and cash flow guidance for 2008 reiterated

BETHESDA, Md. – USEC Inc. (NYSE:USU) today reported net income of $4.4 million or 4 cents per share for its first quarter ended March 31, 2008, compared to net income of $39.3 million or 45 cents per share in the same quarter of 2007. The results in the first quarter of 2007 benefited approximately $16.9 million from the non-cash reversal of previously recorded accruals for taxes and interest associated with the accounting standard known as FIN 48. USEC also reiterated its annual guidance for 2008 of net income in a range of $25 to $45 million and cash flow used in operations of $60 to $80 million.

The financial results in the first quarter are in line with Company expectations and reflect the anticipated decline in separative work unit (SWU) volume. The average SWU price billed to customers was lower than the corresponding quarter in 2007 due to barter sales included in last year’s mix of customers, and when those are factored out, the average price is about the same quarter over quarter. Modestly offsetting these declines in SWU sales were increases in uranium sales volume and prices billed to customers. Expenses related to the American Centrifuge project also declined compared to the same quarter last year as a result of more costs being capitalized.

A majority of reactors served by USEC are refueled on an 18-to-24-month cycle, and our guidance for 2008 anticipates a 15-20 percent decline in SWU sales volume that reflects the high number of reactors refueled in 2007. We expect SWU sales volume in 2009 to return to levels seen in 2007 as these reactors are refueled again. In addition, we expect the average SWU price billed to customers in the full year 2008 to be slightly higher than in 2007. Therefore, short-term comparisons of USEC’s financial results are not necessarily indicative of longer-term results.

“As USEC investors are aware, our quarterly results reflect the timing of the refueling of our customers’ reactors and can vary widely from quarter to quarter,” said John K. Welch, USEC president and chief executive officer.

“Last year, first quarter SWU sales volume was 56 percent higher than in the year before. This year, our first quarter SWU sales volume was 36 percent lower. Many of our customers refueled their reactors last year, so deliveries will be down in 2008 and more heavily weighted to the end of the year,” he said.

“We have reiterated our guidance of net income in a range of $25 to $45 million for the year. As we previously announced, we have ended our practice of reporting pro forma results to show the effect of American Centrifuge development expense, but anticipated project expense of more than $100 million this year will clearly impact reported net income,” Welch noted.

Revenue

Revenue for the quarter was $343.3 million, a decline of 26 percent compared to the same quarter of 2007. The decline was due to a 36 percent drop in SWU sales volume. Revenue from the sale of SWU in the first quarter was $245.1 million compared to $405.0 million in the same period last year. Average SWU prices billed to customers were 5 percent lower quarter-over-quarter. Revenue from the sale of uranium was $47.2 million, nearly triple the revenue reported in the same quarter last year. This reflects a 47 percent increase in uranium volume sold at average prices that were 103 percent higher than in the 2007 period. Revenue from our U.S. government contracts segment improved to $51.0 million from $44.2 million in the first quarter last year.

At March 31, 2008, deferred revenue amounted to $209.8 million with a deferred gross profit of $107.4 million, compared to deferred revenue at December 31, 2007, of $116.4 million with a deferred gross profit of $58.1 million. In a number of sales transactions, USEC transfers title and collects cash from customers but does not recognize the revenue until low enriched uranium is physically delivered.

Cost of Sales, Gross Profit Margin and Expenses

Cost of sales for the first quarter for SWU and uranium was $260.7 million, a decrease of $92.5 million or 26 percent, due to the decline in SWU sales volume. Cost of sales for SWU and uranium reflects monthly moving average inventory costs based on production and purchase costs. The unit cost of sales per SWU was 2 percent lower than the year before, reflecting a net decline in the monthly moving average SWU inventory costs. Production costs increased 25 percent in the quarter primarily as a result of a 29 percent increase in the amount of electric power purchased. Under the June 2007 power purchase contract with the Tennessee Valley Authority, we bought approximately 1 million more megawatt hours of electric power during the first quarter than in the same period last year. The additional power is used to increase SWU production and to underfeed the enrichment process. The quantity of uranium that is added to uranium inventory from underfeeding is accounted for as a byproduct of the enrichment process. Production costs are allocated to the uranium added to inventory based on the net realizable value of the uranium, and the remainder of the production costs are allocated to SWU inventory costs. Overall unit production costs in the first quarter declined less than 1 percent. Purchase prices paid to Russia increased by 11 percent. These purchase prices are set by a market-based pricing formula and have increased as market prices have increased in recent years. Cost of sales for U.S. government contracts was $43.8 million, an increase of $5.2 million that was roughly in line with the revenue increase for that segment.

The gross profit for the first quarter was $38.8 million, a decline of $34.4 million or 47 percent over the same period last year. The gross profit margin for the quarter was 11.3 percent compared to 15.7 percent in the same period of 2007. The lower gross profit margin reflects the decline in average sale prices for SWU. The effect of higher uranium sales prices was offset by higher uranium costs.

Selling, general and administrative expenses were $12 million in the first quarter of 2008, a decrease of $0.5 million over the same period last year. Interest expense and income was a net positive $4.5 million as interest on debt related to our convertible notes was more than offset by interest income from the substantial cash balance that resulted from convertible notes and common stock issued in September 2007.

Advanced technology expenses, primarily related to the demonstration of the American Centrifuge technology, were $23.9 million in the first quarter of 2008, a decrease of $9.8 million compared to the same period a year earlier. The lower spending reflects reduced activities associated with assembling and testing of centrifuge machines at our test facilities compared to the same period in 2007 and more of our spending related to building the American Centrifuge Plant being capitalized. Capital expenditures related to ACP were $110.3 million in the quarter, compared to $7.3 million capitalized in the first quarter of 2007. The Company issued its American Centrifuge update on April 17, 2008.

Cash Flow

At March 31, 2008 USEC had a cash balance of $805.3 million reflecting the $775 million net proceeds we raised in September 2007, compared to $886.1 million at December 31, 2007. Cash flow from operations in the first quarter was $20.7 million, compared to cash flow from operations of $87.5 million in the same period last year.

During the quarter, USEC repurchased $9.9 million of senior notes due to mature in January 2009 for $9.6 million.

2008 Outlook Update

USEC reiterates our previous earnings and cash flow guidance for 2008, issued in February 2008. Specifically, we expect total revenue in a range of $1.7 to $1.78 billion, and revenue for SWU will account for $1.3 to $1.35 billion of that total. We expect a gross profit margin in a range between 13 percent and 14 percent. Net income is expected to be in a range of $25 to $45 million. This guidance is subject to a number of assumptions and uncertainties that could affect results positively or negatively. Please refer to the 2008 outlook section of our 2007 Annual Report for a full list of factors that could affect net income. We also reiterate our guidance that cash flow used in operations is expected to be in a range of $60 to $80 million.

USEC Inc., a global energy company, is a leading supplier of enriched uranium fuel for commercial nuclear power plants.

###

Forward Looking Statements

This news release contains “forward-looking statements” – that is, statements related to future events. In this context, forward-looking statements may address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “will” and other words of similar meaning. Forward-looking statements by their nature address matters that are, to different degrees, uncertain.  For USEC, particular risks and uncertainties that could cause our actual future results to differ materially from those expressed in our forward-looking statements include, but are not limited to: the success of the demonstration and deployment of our American Centrifuge technology including our ability to meet our performance targets and schedule for the American Centrifuge Plant, the cost of the American Centrifuge Plant and our ability to secure required external financial support; the cost of electric power used at our gaseous diffusion plant; our dependence on deliveries under the Russian Contract and on a single production facility; our inability under existing long-term contracts to pass on to customers increases in SWU prices under the Russian contract resulting from significant increase in market prices; changes in existing restrictions on imports of Russian enriched uranium, including the imposition of duties on imports of enriched uranium under the Russian Contract; the elimination of duties charged on imports of foreign-produced low enriched uranium; pricing trends in the uranium and enrichment markets and their impact on our profitability; changes to, or termination of, our contracts with the U.S. government and changes in U.S. government priorities and the availability of government funding, including loan guarantees; the impact of government regulation; the outcome of legal proceedings and other contingencies (including lawsuits, government investigations or audits and government/regulatory and environmental remediation efforts); the competitive environment for our products and services; changes in the nuclear energy industry; and other risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K/A and subsequent quarterly Form 10-Qs. Revenue and operating results can fluctuate significantly from quarter to quarter, and in some cases, year to year. We do not undertake to update our forward-looking statements except as required by law.

Contacts

Investors: Media:	Steven Wingfield (301) 564-3354 Elizabeth Stuckle (301) 564-3399

USEC Inc.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME (Unaudited)
(millions, except per share data)

	Three Months Ended
	March 31,
	2008	2007
Revenue:
Separative work units	$245.1	$405.0
Uranium	47.2	15.8
U.S. government contracts and other	51.0	44.2

Total revenue	343.3	465.0
Cost of sales:
Separative work units and uranium	260.7	353.2
U.S. government contracts and other	43.8	38.6

Total cost of sales	304.5	391.8

Gross profit	38.8	73.2
Advanced technology costs	23.9	33.7
Selling, general and administrative	12.0	12.5

Operating income	2.9	27.0
Interest expense	6.3	3.5
Interest (income)	(10.8)	(9.9)

Income before income taxes	7.4	33.4
Provision (benefit) for income taxes	3.0	(5.9)

Net income	$4.4	$39.3

Net income per share:
Basic	$.04	$.45
Diluted	$.04	$.45
Weighted-average number of shares outstanding:
Basic	109.9	86.8
Diluted	110.2	87.2

USEC Inc.
CONSOLIDATED CONDENSED BALANCE SHEETS (Unaudited)
(millions)

	March 31,	December 31,
	2008	2007
ASSETS
Current Assets
Cash and cash equivalents	$805.3	$886.1
Accounts receivable – trade	242.6	252.9
Inventories	1,187.5	1,153.4
Deferred income taxes	64.7	49.5
Other current assets	135.7	88.7

Total Current Assets	2,435.8	2,430.6
Property, Plant and Equipment, net	395.8	292.2
Other Long-Term Assets
Deferred income taxes	184.3	180.1
Deposits for surety bonds	97.6	97.0
Pension asset	69.4	67.1
Bond financing costs, net	13.4	13.8
Goodwill	6.8	6.8
Intangibles	0.1	0.2

Total Other Long-Term Assets	371.6	365.0

Total Assets	$3,203.2	$3,087.8

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt and short-term borrowings	$140.4	$—
Accounts payable and accrued liabilities	216.1	162.2
Payables under Russian Contract	95.6	112.2
Inventories owed to customers and suppliers	303.0	322.3
Deferred revenue and advances from customers	212.5	119.1

Total Current Liabilities	967.6	715.8
Long-Term Debt	575.0	725.0
Other Long-Term Liabilities
Depleted uranium disposition	104.9	98.3
Postretirement health and life benefit obligations	132.8	130.6
Pension benefit liabilities	22.7	23.0
Other liabilities	87.2	85.6

Total Other Long-Term Liabilities	347.6	337.5
Stockholders’ Equity	1,313.0	1,309.5

Total Liabilities and Stockholders’ Equity	$3,203.2	$3,087.8

USEC Inc.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)
(millions)

	Three Months Ended
	March 31,
	2008	2007
Cash Flows from Operating Activities
Net income	$4.4	$39.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10.6	9.1
Deferred income taxes	(18.3)	(9.1)
Changes in operating assets and liabilities:
Accounts receivable – decrease	10.3	40.5
Inventories – (increase)	(53.4)	(22.1)
Payables under Russian Contract – increase (decrease)	(16.6)	9.4
Deferred revenue, net of deferred costs – increase	49.3	22.6
Accrued depleted uranium disposition	6.6	6.9
Accounts payable and other liabilities – increase (decrease)	27.5	(9.7)
Other, net	0.3	0.6

Net Cash Provided by Operating Activities	20.7	87.5

Cash Flows Used in Investing Activities
Capital expenditures	(91.5)	(16.1)
Deposits for surety bonds	—	(4.0)

Net Cash (Used in) Investing Activities	(91.5)	(20.1)

Cash Flows Used in Financing Activities
Borrowings under credit facility	37.8	1.1
Repayments under credit facility	(37.5)	(1.0)
Repurchase of senior notes	(9.9)	—
Tax benefit related to stock-based compensation	—	0.3
Common stock issued (purchased), net	(0.4)	(0.6)

Net Cash (Used in) Financing Activities	(10.0)	(0.2)

Net Increase (Decrease)	(80.8)	67.2
Cash and Cash Equivalents at Beginning of Period	886.1	171.4

Cash and Cash Equivalents at End of Period	$805.3	$238.6

Supplemental Cash Flow Information:
Interest paid, net of capitalized interest	$3.7	$4.5
Income taxes paid	4.2	2.9